EXHIBIT 99.1

May 23, 2022
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD OPERATING INCOME FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2022

2nd Quarter of Fiscal 2022 Net Income up 20% on Record Operating Income, which Increased 27%, and Net Sales, which Increased 15%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported an increase in net income of 20% to $85.0 million, or $.62 per diluted share, in the second quarter of fiscal 2022, up from $70.7 million, or $.51 per diluted share, in the second quarter of fiscal 2021. Net income increased 22% to $171.9 million, or $1.25 per diluted share, in the first six months of fiscal 2022, up from $141.3 million, or $1.03 per diluted share, in the first six months of fiscal 2021.

Improvement in the commercial aerospace market has resulted in seven consecutive quarters of sequential growth in net sales and operating income at the Flight Support Group.

Net sales increased 15% to $538.8 million in the second quarter of fiscal 2022, up from $466.7 million in the second quarter of fiscal 2021. Operating income increased 27% to a record $122.8 million in the second quarter of fiscal 2022, up from $96.7 million in the second quarter of fiscal 2021. The Company's consolidated operating margin improved to 22.8% in the second quarter of fiscal 2022, up from 20.7% in the second quarter of fiscal 2021.

Net sales increased 16% to a record $1,029.2 million in the first six months of fiscal 2022, up from $884.6 million in the first six months of fiscal 2021. Operating income increased 25% to a record $221.6 million in the first six months of fiscal 2022, up from $177.0 million in the first six months of fiscal 2021. The Company's consolidated operating margin improved to 21.5% in the first six months of fiscal 2022, up from 20.0% in the first six months of fiscal 2021.

EBITDA increased 22% to $146.6 million in the second quarter of fiscal 2022, up from $120.0 million in the second quarter of fiscal 2021. EBITDA increased 20% to $268.8 million in the first six months of fiscal 2022, up from $224.0 million in the first six months of fiscal 2021. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

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Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's second quarter results stating, "We are very pleased to report record quarterly consolidated operating income driven mainly by record quarterly operating income at the Flight Support Group. These results principally reflect 9% consolidated organic growth in our net sales principally arising from a continued rebound in demand for our commercial aerospace products and services.

Our total debt to shareholders' equity ratio was 11.0% as of April 30, 2022, as compared to 10.3% as of October 31, 2021. Our net debt (total debt less cash and cash equivalents) of $148.6 million as of April 30, 2022 to shareholders’ equity ratio was 6.1% as of April 30, 2022, as compared to 5.6% as of October 31, 2021.

Our net debt to EBITDA ratio was .28x and .26x as of April 30, 2022 and October 31, 2021, respectively. We have no significant debt maturities until fiscal 2025 and plan to utilize our financial strength and flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

As we look ahead to the remainder of fiscal 2022, we expect global commercial air travel to continue growing despite the potential for additional COVID-19 global pandemic (the "Pandemic") variants. We remain cautiously optimistic that the ongoing worldwide rollout of Pandemic vaccines, including boosters, will continue to positively influence global commercial air travel and benefit the markets we serve. But, it still remains very difficult to predict the Pandemic's path and effect, including factors like new variants and vaccination rates, potential supply chain disruptions and inflation, which can impact our key markets. Therefore, we feel it would not be responsible to provide fiscal 2022 net sales and earnings guidance at this time. However, we believe our ongoing conservative policies, strong balance sheet, and high degree of liquidity enable us to continuously invest in new research and development, take advantage of periodic strategic inventory purchasing opportunities, and execute on our successful acquisition program, which collectively position HEICO for market share gains."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's second quarter results stating, "Continuing our growth trend, we achieved quarterly increases of 87% and 33% in operating income and net sales, respectively, as compared to the second quarter of fiscal 2021. These results principally reflect robust quarterly organic net sales growth of 31% for our commercial aerospace parts and services. The Flight Support Group has now achieved seven consecutive quarters of growth in operating income and net sales.

The Flight Support Group's net sales increased 33% to $306.3 million in the second quarter of fiscal 2022, up from $230.3 million in the second quarter of fiscal 2021. The

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Flight Support Group's net sales increased 35% to $579.0 million in the first six months of fiscal 2022, up from $429.6 million in the first six months of fiscal 2021. The net sales increase in the second quarter and first six months of fiscal 2022 reflects strong organic growth of 23% and 26%, respectively, as well as the impact from our profitable fiscal 2021 and 2022 acquisitions. The organic growth mainly reflects increased demand for the majority of our commercial aerospace products and services resulting from continued recovery in global commercial air travel as compared to the second quarter and first six months of fiscal 2021.

The Flight Support Group's operating income increased 87% to a record $66.2 million in the second quarter of fiscal 2022, up from $35.5 million in the second quarter of fiscal 2021. The Flight Support Group's operating income increased 93% to a record $118.6 million in the first six months of fiscal 2022, up from $61.3 million in the first six months of fiscal 2021. The operating income increase in the second quarter and first six months of fiscal 2022 principally reflects an improved gross profit margin mainly from the previously mentioned higher net sales across all product lines, and efficiencies realized from the higher net sales volume.

The Flight Support Group's operating margin improved to 21.6% in the second quarter of fiscal 2022, up from 15.4% in the second quarter of fiscal 2021. The Flight Support Group's operating margin improved to 20.5% in the first six months of fiscal 2022, up from 14.3% in the first six months of fiscal 2021. The operating margin increase in the second quarter and first six months of fiscal 2022 principally reflects the previously mentioned improved gross profit margin, as well as a decrease in SG&A expenses as a percentage of net sales mainly reflecting the previously mentioned efficiencies."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "Improved demand and strong organic net sales growth for our space, medical and other electronics products were achieved during the quarter while we experienced a decrease in defense product net sales. We continue to experience overall elevated backlog and orders within the group.
The Electronic Technologies Group's net sales were $237.4 million in the second quarter of fiscal 2022, as compared to $243.1 million in the second quarter of fiscal 2021. The Electronic Technologies Group's net sales were $459.7 million in the first six months of fiscal 2022, as compared to $466.6 million in the first six months of fiscal 2021. The net sales decrease in both periods is mainly attributable to decreased demand for our defense products, partially offset by increased demand for our space, medical, other electronics and telecommunications products, as well as the impact from our profitable fiscal 2021 and 2022 acquisitions.

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The Electronic Technologies Group's operating income was $66.0 million in the second quarter of fiscal 2022, as compared to $71.3 million in the second quarter of fiscal 2021. The Electronic Technologies Group's operating income was $121.6 million in the first six months of fiscal 2022, as compared to $131.4 million in the first six months of fiscal 2021. The operating income decrease in the second quarter and first six months of fiscal 2022 principally reflects a lower level of efficiencies resulting from the previously mentioned defense sales decrease and a lower gross profit margin mainly from the previously mentioned decrease in net sales of defense products and an increase in new product research and development expenses as a percentage of net sales to support ongoing new product research and development activities.

The Electronic Technologies Group's operating margin was 27.8% in the second quarter of fiscal 2022, as compared to 29.3% in the second quarter of fiscal 2021. The Electronic Technologies Group's operating margin was 26.4% in the first six months of fiscal 2022, as compared to 28.2% in the first six months of fiscal 2021. The lower operating margin in the second quarter and first six months of fiscal 2022 principally reflects an increase in SG&A expenses as a percentage of net sales mainly from the previously mentioned lower level of efficiencies as well as the previously mentioned lower gross profit margin."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor's ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the

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Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 81.5 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.5 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, May 24, 2022 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (833) 377-4220, International (206) 596-9903, wait for the conference operator and provide the operator with the Conference ID 7661773. A digital replay will be available two hours after the completion of the conference for three days. To access, dial: (404) 537-3406, and enter the Conference ID 7661773.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the Pandemic; HEICO’s liquidity and the amount and timing of cash generation; lower commercial air travel caused by the Pandemic and its aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing

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levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications, and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2022	2021
Net sales	$538,813	$466,651
Cost of sales	327,584	286,878
Selling, general and administrative expenses	88,452	83,025
Operating income	122,777	96,748
Interest expense	(979)	(2,083)
Other income	314	306
Income before income taxes and noncontrolling interests	122,112	94,971
Income tax expense	29,000	18,500
Net income from consolidated operations	93,112	76,471
Less: Net income attributable to noncontrolling interests	8,102	5,798
Net income attributable to HEICO	$85,010	$70,673

Net income per share attributable to HEICO shareholders:
Basic	$.63	$.52
Diluted	$.62	$.51

Weighted average number of common shares outstanding:
Basic	135,891	135,294
Diluted	137,867	137,814

	Three Months Ended April 30,
	2022	2021
Operating segment information:
Net sales:
Flight Support Group	$306,313	$230,280
Electronic Technologies Group	237,393	243,089
Intersegment sales	(4,893)	(6,718)
	$538,813	$466,651

Operating income:
Flight Support Group	$66,197	$35,476
Electronic Technologies Group	65,988	71,294
Other, primarily corporate	(9,408)	(10,022)
	$122,777	$96,748

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2022		2021
Net sales	$1,029,156		$884,553
Cost of sales	627,717		546,346
Selling, general and administrative expenses	179,840		161,174
Operating income	221,599		177,033
Interest expense	(1,775)		(4,531)
Other income	540		1,017
Income before income taxes and noncontrolling interests	220,364		173,519
Income tax expense	33,000	(a)	20,800	(b)
Net income from consolidated operations	187,364		152,719
Less: Net income attributable to noncontrolling interests	15,433		11,450
Net income attributable to HEICO	$171,931	(a)	$141,269	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.27	(a)	$1.04	(b)
Diluted	$1.25	(a)	$1.03	(b)

Weighted average number of common shares outstanding:
Basic	135,763		135,252
Diluted	137,916		137,778

	Six Months Ended April 30,
	2022		2021
Operating segment information:
Net sales:
Flight Support Group	$578,994		$429,614
Electronic Technologies Group	459,729		466,639
Intersegment sales	(9,567)		(11,700)
	$1,029,156		$884,553

Operating income:
Flight Support Group	$118,573		$61,298
Electronic Technologies Group	121,576		131,422
Other, primarily corporate	(18,550)		(15,687)
	$221,599		$177,033

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2022, the Company recognized a $17.8 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $17.5 million, or $.13 per basic and diluted share.

(b)During the first quarter of fiscal 2021, the Company recognized a $13.5 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $13.4 million, or $.10 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2022	October 31, 2021
Cash and cash equivalents	$117,318	$108,298
Accounts receivable, net	269,850	244,919
Contract assets	79,598	80,073
Inventories, net	519,498	478,050
Prepaid expenses and other current assets	46,461	26,045
Total current assets	1,032,725	937,385
Property, plant and equipment, net	193,558	193,638
Goodwill	1,511,466	1,450,395
Intangible assets, net	624,917	582,307
Other assets	322,667	334,682
Total assets	$3,685,333	$3,498,407

Current maturities of long-term debt	$1,781	$1,515
Other current liabilities	302,411	293,365
Total current liabilities	304,192	294,880
Long-term debt, net of current maturities	264,095	234,983
Deferred income taxes	42,629	40,761
Other long-term liabilities	350,016	378,257
Total liabilities	960,932	948,881
Redeemable noncontrolling interests	303,927	252,587
Shareholders’ equity	2,420,474	2,296,939
Total liabilities and equity	$3,685,333	$3,498,407

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2022	2021
Operating Activities:
Net income from consolidated operations	$187,364	$152,719
Depreciation and amortization	46,707	45,919
Share-based compensation expense	6,855	4,271
Employer contributions to HEICO Savings and Investment Plan	5,364	5,046
Deferred income tax provision (benefit)	2,080	(8,487)
(Decrease) increase in accrued contingent consideration, net	(1,773)	659
Increase in accounts receivable	(20,263)	(3,795)
Decrease in contract assets	1,778	596
(Increase) decrease in inventories	(42,766)	2,932
(Decrease) increase in current liabilities, net	(17,152)	8,748
Other	6,559	1,504
Net cash provided by operating activities	174,753	210,112

Investing Activities:
Acquisitions, net of cash acquired	(105,533)	(20,226)
Capital expenditures	(16,211)	(21,938)
Investments related to HEICO Leadership Compensation Plan	(11,700)	(10,900)
Other	(10,511)	1,017
Net cash used in investing activities	(143,955)	(52,047)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	28,000	(155,000)
Redemptions of common stock related to stock option exercises	(23,692)	(3,624)
Cash dividends paid	(12,227)	(10,818)
Distributions to noncontrolling interests	(10,576)	(13,823)
Revolving credit facility issuance costs	(1,010)	(1,468)
Proceeds from stock option exercises	1,610	3,838
Other	(210)	(522)
Net cash used in financing activities	(18,105)	(181,417)

Effect of exchange rate changes on cash	(3,673)	1,944

Net increase (decrease) in cash and cash equivalents	9,020	(21,408)
Cash and cash equivalents at beginning of year	108,298	406,852
Cash and cash equivalents at end of period	$117,318	$385,444

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Six Months Ended April 30,
EBITDA Calculation	2022	2021
Net income attributable to HEICO	$171,931	$141,269
Plus: Depreciation and amortization	46,707	45,919
Plus: Net income attributable to noncontrolling interests	15,433	11,450
Plus: Interest expense	1,775	4,531
Plus: Income tax expense	33,000	20,800
EBITDA (a)	$268,846	$223,969

	Three Months Ended April 30,
EBITDA Calculation	2022	2021
Net income attributable to HEICO	$85,010	$70,673
Plus: Depreciation and amortization	23,485	22,916
Plus: Net income attributable to noncontrolling interests	8,102	5,798
Plus: Interest expense	979	2,083
Plus: Income tax expense	29,000	18,500
EBITDA (a)	$146,576	$119,970

	Trailing Twelve Months Ended
EBITDA Calculation	April 30, 2022	October 31, 2021
Net income attributable to HEICO	$334,882	$304,220
Plus: Depreciation and amortization	93,807	93,019
Plus: Net income attributable to noncontrolling interests	29,521	25,538
Plus: Interest expense	4,529	7,285
Plus: Income tax expense	69,500	57,300
EBITDA (a)	$532,239	$487,362

Net Debt Calculation	April 30, 2022	October 31, 2021
Total debt	$265,876	$236,498
Less: Cash and cash equivalents	(117,318)	(108,298)
Net debt (a)	$148,558	$128,200

Net debt	$148,558	$128,200
Shareholders' equity	$2,420,474	$2,296,939
Net debt to shareholders' equity ratio (a)	6.1%	5.6%

Net debt	$148,558	$128,200
EBITDA (trailing twelve months)	$532,239	$487,362
Net debt to EBITDA ratio (a)	.28	.26

(a) See the "Non-GAAP Financial Measures" section of this press release.